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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15 (d) of
                       the Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported) August 11, 1999
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                             AFP Imaging Corporation
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             (Exact name of registrant as specified in its charter)
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New York                         0-10832                   13-2956272
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(State or other jurisdiction     (Commission            (I.R.S. Employer
of incorporation or              File Number)           Identification No.)
organization)

250 Clearbrook Road, Elmsford, New York         10523
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(Address of principal executive offices)        (Zip Code)

Registrant's telephone number, including area code:           (914) 592-6100
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(Former name or former address, if changed since last report)

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Item 5.    Other Events:

           On August 11, 1999, AFP Imaging Corporation ("Company") successfully reduced and restructured both of its Subordinated Promissory Notes, which were issued in 1997, as part of the financing of two independent acquisitions. The restructuring was accomplished by means of negotiation or mediation between the Company and each of the parties. No additional equity, warrants or options were issued in conjunction with the reduction and restructuring of these Subordinated Promissory Notes.

           In December 1997, the Company acquired all of the assets and defined liabilities of ProDen Medical Systems ("ProDen"), a Vancouver, WA manufacturer of intraoral (dental) video cameras and related products, from its sole shareholder. The purchase price was $3.5 million of which $1.1 million was paid, and the Company issued a Subordinated Promissory Note ("December Note") for $2.4 million to be paid in five, semi-annual payments beginning January 1, 1999. The Company did not make the required $500,000 payments due January 1, 1999 and July 1, 1999, and invoked the provision for negotiation and mediation, as reported in the Company's Current Report Form 8K filing of April 14, 1999. On August 11, 1999, the Company and the sole shareholder of ProDen agreed to an immediate reduction and restructuring of the December Note. The Company will not be obligated to pay the two $500,000 installments which were past due and in dispute. The Company agreed and paid $150,000 to the sole shareholder of ProDen and the December Note was reduced to $850,000 in total, to be paid over a six year period. Interest only will be paid quarterly, for the first three years, effective January 1, 2000, followed by thirty-six equal monthly payments of $23,611.11 plus interest, paid quarterly, on the unpaid balance. Interest was fixed at 7.75% per annum for the six year period. There are no other contingent payments or further amendments to the Purchase and Sale Agreement.

           In April 1997, the Company acquired all of the shares of a Swedish manufacturer of digital, dental imaging systems from ACG Nystromgrupen AB ("Nystrom"). The initial purchase price was $2.9 million which consisted of cash, notes payable and a royalty. The Company issued to Nystrom a Subordinated Promissory Note ("April Note") for $1.0 million due April 17, 2000, with interest at LIBOR plus 2%. At August 10, 1999 this rate was 7.226%. On August 11, 1999, the Company and Nystrom agreed to an immediate reduction and restructuring of the April Note. The Company paid $100,000 to Nystrom plus accrued interest from April 17, 1999 to August 10, 1999, and the principal amount of the amended April Note was reduced to $800,000 in total, to be paid over a six year period. Interest only will be paid quarterly for the first three years, followed by thirty-six equal monthly payments of $22,222.22 plus interest, paid quarterly, on the unpaid balance. Interest will remain at LIBOR + 2% for the six year period. A royalty payment, contingent on sales, as per the original Stock Purchase Agreement is due Nystrom on April 17, 2000 but has been capped at a maximum of $30,000. There are no other contingent payments or further amendments to the Stock Purchase Agreement.

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           The reduction in the carrying value of the December Note will be recorded in the quarter ended June 30, 1999, as this settlement represents the resolution of a contingency arising during fiscal 1999. While this transaction will result in a gain, the total amount of this gain will be almost, if not entirely, offset by impairment charges associated with the residual long-lived assets of ProDen.

           The reduction in the carrying value of the April Note will be recorded in the first quarter of fiscal 2000.

           There are no other unresolved issues with Nystrom or ProDen.

           SIGNATURES

           Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                            AFP Imaging Corporation

Dated: August 11, 1999                      By: /s/ David Vozick
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                                                David Vozick,
                                                Chairman of the Board